                                                                    EXHIBIT 10.6

February 6, 2002

Mr. Joel A. White
Chief Financial Officer
Decima Research, dba Wirthlin Worldwide
1363 Beverly Road
McLean, VA 22101

Dear Joel:

      SunTrust Bank (the Bank) is pleased to advise you that it has approved a $4,000,000 acquisition term loan (the Term Loan) and a $1,500,000 revolving guidance line of credit (the Guidance Line) for Decima Research, a California corporation, doing business as Wirthlin Worldwide (the Borrower), subject to the terms, covenants and conditions set forth in this letter agreement (as amended from time to time, the Agreement). Certain capitalized terms used in this Agreement are defined on the attached Schedule of Definitions.

1.    Term Loan.

      (a) Amount. Subject to the terms and conditions of this Agreement, the Bank agrees to make a Term Loan to the Borrower, on or before February 15, 2002, in a principal amount of up to $4,000,000.

      (b) Use of Proceeds. The proceeds of the Term Loan shall be used to finance the acquisition of all of the outstanding capital stock of Business and Market Research Limited, a company registered in England ("BMR"), by Wirthlin-Europe Limited, a company registered in England, and a Subsidiary of the Borrower (the "Acquisition") and the costs and expenses related to the Acquisition.

      (c) Interest. The unpaid principal balance of the Term Loan shall bear interest at a per annum rate equal to 1.65% plus LIBOR. Accrued interest shall be payable monthly, in arrears, on the first day of each month.

      (d) Term Note. The obligation of the Borrower to repay the Term Loan, together with accrued interest, shall be evidenced by the Term Note. The principal amount of the Term Note shall be payable in equal consecutive monthly installments of $66,666.67 each, due on the first day of each month commencing on March 1, 2002, and continuing until February 1, 2007, when the entire unpaid principal balance of the Term Note, together with all accrued and unpaid interest thereon, shall be due and payable in full.

2.    Guidance Line.

      (a) Amount. The aggregate principal amount of Advances under the Guidance Line outstanding at any time shall not exceed $1,500,000. The Advances shall be made in the sole and absolute discretion of the Bank, and the Bank shall have no obligation to make Advances even if the Borrower is in compliance with all of the terms of the Loan Documents. Advances made on any one or more occasions shall not obligate the Bank to make Advances on any subsequent occasion. The Guidance Line will mature on March 31, 2003 (the "Termination Date"). Without limiting the generality of the foregoing, the Borrower acknowledges and agrees that the Bank is not willing to make Advances based on the current financial condition of the Borrower because, among other reasons, the Term Loan presently exceeds the Borrowing Base and the owners of the stock of the Borrower are not providing any guaranty of the Indebtedness.

      (b) Use of Proceeds. The proceeds of Advances shall be used to pay current operating expenses, carry accounts receivable and for other short-term working capital needs of the Borrower.

      (c) Interest. Advances shall bear interest at a per annum rate equal to 1.50% plus LIBOR. Accrued interest shall be payable monthly, in arrears, on the first day of each month, and on the Termination Date.

      (d) Line Note. The obligation of the Borrower to repay the Advances, together with accrued interest, shall be evidenced by the Line Note. The principal amount of the Line Note shall be repaid on demand, or if demand is not sooner made, on the Termination Date. The Borrower agrees that the Bank may demand payment even if an Event of Default has not occurred.

3.    Payments and Calculations.

      (a) Interest Calculations. Interest shall be calculated on the basis of a year of 360 days and for actual days elapsed. The interest rate shall be adjusted on the first day of each calendar month to reflect LIBOR in effect on the first business day of such calendar month.

      (b) Prepayment. The Advances and the Term Loan may be prepaid in whole or in part, at any time, without premium or penalty. If at any time after September 1, 2003, the unpaid balance of the Indebtedness exceeds the Borrowing Base, the Borrower shall prepay the Indebtedness upon the Bank's demand therefor, with such prepayment being applied first to the Advances. The Borrower agrees that if it fails to provide the Bank with a Borrowing Base Certificate when required by this Agreement, at the option of the Bank and with notice to the Borrower, the Borrowing Base shall be deemed to be zero for the purposes of this Agreement until the Borrowing Base Certificate is delivered. Partial prepayments of the Term Loan shall be applied to installments due under the Term
Note in the inverse order of maturity and may not be reborrowed; provided that if the Borrower is making a voluntary prepayment, it may elect to have all or a portion of such payment applied to satisfy the installment that is due on the first day of the calendar month following the date of such voluntary prepayment.

      (c) Debit to Account. The Borrower agrees that the Bank may debit any account maintained by the Borrower with the Bank for payments due to the Bank under the Loan Documents.

4.    Security.

      (a) Guaranty. The Indebtedness shall be guaranteed, jointly and severally, by Wirthlin Worldwide Hong Kong, LLC, The Wirthlin Group International, L.L.C., and Australasian Research Strategies, LLC, each a Delaware limited liability company (the "Guarantors"), in accordance with the terms of a Guaranty.

      (b) Collateral. The Indebtedness shall be secured by a first lien blanket security interest in all accounts, chattel paper, deposit accounts, documents, equipment, fixtures, general intangibles, inventory, investment property, letter of credit rights and all other assets and property of the Borrower and Guarantors, now owned and hereafter acquired, which security interest shall created by and subject to the terms of a Security Agreement. Without limiting the generality of the foregoing, the Indebtedness shall be secured by all of the stock, membership interests and other ownership interests of the Borrower and the Guarantors in their respective Subsidiaries. Notwithstanding any provision to the contrary contained in the Security Agreements, the Bank agrees that if no Event of Default has occurred and is continuing, the Bank shall not require compliance with the Assignment of Claims Act for receivables due under government contracts in an amount of less than $10,000 in any one instance and less than $40,000 in the aggregate.

      (c) Release of Stock of Foreign Subsidiaries. If at any time the pledge of the stock of a foreign Subsidiary constitutes security provided by a "controlled foreign corporation" for U.S. federal income tax purposes of the obligations of the Borrower within the meaning of Section 951(b) of the Internal Revenue Code and the Borrower could reasonably be expected to suffer adverse federal income tax consequences as a result thereof, the Bank agrees that it will reduce the amount of such stock subject to the pledge to 65% of the outstanding shares of such foreign Subsidiary, provided that (i) no Default has occurred and is continuing, (ii) the Bank receives evidence reasonably acceptable to it that under applicable law and the organizational documents of such Subsidiary 65% is a sufficient ownership percentage to vote in favor of all major corporate actions requiring shareholder approval, and (iii) the released shares shall not thereafter be encumbered, sold, transferred, assigned or otherwise disposed of in any manner.

5. Conditions. The following are conditions precedent to the funding of the Term Loan and any Advance under the Guidance Line:

      (a) Loan Documents. Receipt by the Bank of all Loan Documents, duly executed by all applicable parties;

      (b) Organizational Documents. Receipt by the Bank of certified copies of resolutions and organizational documents of the Borrower and Guarantors, a certificate as to the incumbency and signatures of the authorized officers or representatives of the Borrower and Guarantors, and current good standing certificates issued by the appropriate public officials in the Borrower's and Guarantors' state of formation and each jurisdiction in which it does business;

      (c) Perfection. Financing statements perfecting the Bank's security interest in the Collateral shall be filed, all financing statements other than Liens and security interests permitted by this Agreement shall be terminated, all instruments evidencing Collateral shall be delivered to the Bank, with appropriate stock powers executed in blank, and all other actions reasonably required by the Bank to perfect its Liens in the Collateral shall be completed to the Bank's reasonable satisfaction;

      (d) Opinion of Counsel. Receipt by the Bank of an opinion of counsel to the Borrower and the Guarantors;

      (e) Insurance. Receipt by the Bank of certificates or policies of insurance confirming that all insurance required by the Loan Documents has been obtained;

      (f) Borrowing Base Certificate. If required by the Bank for any Advance, receipt by the Bank of a Borrowing Base Certificate and an aging of accounts receivable of the Borrower, both of which shall be of a current date and in form and substance reasonably satisfactory to the Bank;

      (g) Collateral/Systems Report. Completion prior to the funding of the Term Loan by the Bank of a satisfactory examination report of the Collateral and the Borrower's systems;

      (h) Landlord Waivers. Receipt by the Bank of such landlord waivers from the landlords for the real property leased by the Borrower in Virginia and in Orem, Utah;

      (i) Acquisition. Simultaneously with the disbursement of the Term Loan, the Acquisition shall be closed in accordance with the terms of a purchase agreement reasonably acceptable to the Bank;

      (j) Satisfactory Documents. All documents, certificates and opinions delivered under this Agreement must be in form and substance reasonably satisfactory to the Bank and its counsel;

      (k)   No Defaults. No Default shall be continuing; and

      (l) Representations. All representations and warranties of the Borrower and each Guarantor contained in this Agreement or any Loan Document shall be true and correct in all material respects.

6. Representations and Warranties. In order to induce the Bank to extend credit to the Borrower, the Borrower represents and warrants as follows:

      (a) Execution of Documents. Each of the Borrower and the Guarantors has the Power and has taken all of the necessary actions to execute, deliver and perform the terms of the Loan

Documents. When executed and delivered, the Loan Documents will be binding obligations of the Borrower and the Guarantors, enforceable in accordance with their terms and will not violate any provisions of law or conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any Guarantor or under any other material agreement to which the Borrower or any Guarantor is a party.

      (b) Financial Statements. All financial statements and information delivered to the Bank by the Borrower in connection with this Agreement are correct and complete and present fairly in all material respects the financial condition, and reflect all known liabilities, contingent or otherwise, of the Borrower and its Subsidiaries as of the dates of such statements and information, were prepared in accordance with GAAP and, since such dates, no material adverse change in the assets, liabilities, financial condition, business or operations of the Borrower and its Subsidiaries has occurred.

      (c) No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary that could reasonably be expected, either in any case or in the aggregate, result in any material adverse change in the business, properties or assets or in the condition, financial or otherwise, of the Borrower and its Subsidiaries, or that could reasonably be expected to result in any material liability on the part of the Borrower or any Subsidiary.

      (d) Title to Assets/Use of Proceeds. The Borrower and its Subsidiaries have good and marketable title to all of their assets, subject only to the Liens and security interests permitted by this Agreement. The Term Loan and Advances shall be used only for the purposes described in this Agreement.

      (e) Compliance with Laws. The Borrower and its Subsidiaries are in compliance in all material respects with all federal, state and local laws, regulations and ordinances.

      (f) Debt. Neither the Borrower nor any of its Subsidiaries is in default with respect to any material debt.

      (g) Subsidiaries. The Answer Group, Inc., an Ohio corporation ("Answer Group") is an inactive Subsidiary of the Borrower, does not own material assets and does not transact business. All of the other direct and indirect Subsidiaries of the Borrower, and the ownership thereof, as of the date hereof, are listed below, and the shares or interests described below represent all of the issued and outstanding shares, ownership or other equity interests issued by such Subsidiary. In connection with the Acquisition, Wirthlin-Europe Limited will issue between 74,000 and 75,000 shares to BMR. This will change the total shares of Wirthlin-Europe Limited outstanding to between 874,100 and 875,100 and will reduce the ownership percentage of The Wirthlin Group International, L.L.C. therein to between 91.5% and 91.4%:

     Name of Subsidiary         Owner of Shares or Interests           Percentage Owned           Shares or Interests Owned
     ------------------         ----------------------------           ----------------           -------------------------
Wirthlin Worldwide              Borrower                                     100%                 Sole Membership Interest
Hong Kong, LLC

The Wirthlin Group              Borrower                                     100%                 Sole Membership Interest
International, L.L.C.

Australasian Research           Borrower                                     100%                 Sole Membership Interest
Strategies, LLC

Wirthlin-Europe Limited         The Wirthlin Group                           100%                 800,100 Ordinary Shares
                                International, L.L.C

Australasian Research           Australasian Research                        100%                 250,000 Ordinary Shares
Strategies Pty                  Strategies, LLC

Wirthlin Worldwide Asia, PTE.   Wirthlin Worldwide Hong                      100%                 950,000 Ordinary Shares
Ltd.                            Kong, LLC

7. Covenants. In consideration of credit extended or to be extended by the Bank, the Borrower covenants and agrees that, unless the Bank otherwise consents in writing:

      (a) Financial Reporting Requirements. The Borrower shall deliver to the Bank (1) within 180 days after the close of each fiscal year of the Borrower, audited financial statements of the Borrower and its Subsidiaries, prepared in accordance with GAAP, including consolidated and consolidating balance sheets, income statements, statements of stockholders' equity and of cash flows, and accompanied by an unqualified opinion of an independent certified public accounting firm reasonably acceptable to the Bank; (2) within 60 days after the close of each fiscal year of the Borrower, unaudited financial statements of the Borrower and its Subsidiaries, including consolidated and consolidating balance sheets and income statements, prepared in accordance with GAAP, and accompanied by a Covenant Compliance Certificate of the Borrower's chief financial officer;
(3) within 90 days after the close of each of its fiscal years, completion of a satisfactory examination report of the Collateral and the Borrower's systems by an independent certified public accounting firm reasonably acceptable to the Bank; (4) within 30 days after the end of each calendar month other than December, unaudited financial statements of the Borrower and its Subsidiaries, including consolidating and consolidated balance sheets and income statements, prepared in accordance with GAAP, and after the end of each of its fiscal quarters accompanied by a Covenant Compliance Certificate of the Borrower's chief financial officer; (5) within 30 days after the end of each calendar month other than December, and within 60 days after the end of each December (i) an appropriately completed Borrowing Base Certificate setting forth a calculation of the Borrowing Base as of the end of the preceding calendar month, (ii) agings of accounts receivable of the Borrower in intervals of 30 days; and

(iii) a contract backlog report; (6) within 270 days after the end of each calendar year, the financial statement of The Wirthlin Family Trust, a grantor trust of Richard B. and Jeralie C. Wirthlin; (7) promptly after filing, copies of the annual federal income tax returns of the Borrower and each Guarantor; (8) promptly upon receipt, copies of any reports submitted to the Borrower by independent certified public accountants in connection with examination of the financial statements of the Borrower made by such accountants; and (9) such other information concerning the Collateral or the financial condition of the Borrower or any Subsidiary as the Bank from time to time may reasonably request. All financial statements and reports shall be in form and detail reasonably acceptable to the Bank and shall be certified to be accurate by a duly authorized officer of the Borrower to the best of such officer's knowledge.

      (b) Notices. The Borrower shall furnish to the Bank prompt written notice of (1) the occurrence of each Default or an Event of Default, or (2) the institution of any material litigation concerning the Borrower or any Subsidiary.

      (c) Collateral/Systems Examinations. The Bank shall have the right to perform Collateral and systems examinations from time to time in accordance with its standard procedures. The Borrower agrees to reimburse the Bank for all reasonable fees and costs incurred in connection with each such examination; provided that so long as no Event of Default is continuing, the Borrower shall not be required to pay for more than one such examination in any twelve-calendar-month period.

      (d) Compliance with Laws. The Borrower and its Subsidiaries shall comply in all material respects with all applicable laws and regulations and shall pay all taxes, assessments or governmental charges lawfully levied or imposed on or against it or any of its properties.

      (e) Liens. Neither the Borrower nor any Subsidiary shall permit any Lien to attach to any of its assets other than Permitted Liens.

      (f) Guaranties. Neither the Borrower nor any Subsidiary shall guarantee, endorse, become contingently liable upon or assume the obligations of any Person, except (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (ii) the guaranty of obligations of The Wirthlin Group International, L.L.C. and/or Wirthlin-Europe Limited in connection with the Acquisition; (iii) guaranties by the Borrower or any Subsidiary of any obligations of the Borrower or any Subsidiary permitted under the Loan Documents; (iv) the indemnity and guaranty agreement by the Borrower to be executed in connection with the loan from Army and Air Force Mutual Aid Association ("AAFMAA") to Richard B. Wirthlin Family LLC (the "Landlord"), which guaranty and indemnity shall cover only the recourse matters in the non-recourse loan from AAFMAA to the Landlord, provided that such recourse matters are ordinary and customary for non-recourse real estate loans made by institutional lenders; and (v) other guaranties in an aggregate amount not to exceed $250,000 in the aggregate.

      (g) Debt. Neither the Borrower nor any Subsidiary shall permit to exist any debt other than Permitted Debt.

      (h) Dividends and Distributions. The Borrower shall not (1) declare or pay any dividends or make any other payments or distributions to its equity owners (other than reasonable compensation to owners who are employees) or (2) issue, redeem, repurchase or retire any of its equity interests; provided, however, that (i) for as long as the Borrower is a Subchapter S Corporation, the Borrower may pay distributions to its equity owners in amounts sufficient to allow such owners to pay income taxes on their respective shares of the net taxable income of the Borrower; (ii) the Borrower may redeem equity from employees and former employees of the Borrower and its Subsidiaries in accordance with agreements with such employees and former employees, which agreements shall be substantially in the form of the agreements with employees existing on the date hereof, copies of which have been provided to the Bank by the Borrower (the "Employee Equity Agreements").

      (i) Loans and Investments. Neither the Borrower nor any Subsidiary shall make or permit to exist any loans to, or debt or equity investments in, acquire all or substantially all of the assets of, or merge or consolidate with any Person, other than Permitted Investments, Within 30 days after the disbursement of the Term Loan, the Borrower shall provide the Bank with a certification as to the aggregate amount of Permitted Investments then outstanding. Without limiting the generality of the foregoing, neither the Borrower nor any Subsidiary shall acquire or form any Subsidiary, other than as contemplated by the Acquisition, or enter into any joint venture agreement, or become a partner in any partnership.

      (j)   Financial Covenants. The Borrower shall maintain:

            (i) At all times, Tangible Net Worth of not less than the Minimum Compliance Level;

            (ii) as of the end of each of its fiscal quarters, a ratio of Total Liabilities to Tangible Net Worth of not more than 3.5 to 1 as of March 31, 2002 and June 30, 2002, not more than 3.0 to 1 as of September 30, 2002 and December 31, 2002, not more than 2.5 to 1 as of March 31, 2003 and June 30, 2003, and not more than 2.0 to 1 as of September 30, 2003 and each fiscal quarter thereafter;

            (iii) for each period of twelve months ending on the last day of each fiscal quarter, a ratio of Funded Debt then outstanding to Cash Flow for such period of not more than 2.0 to 1;

            (iv) for each period of one, two, three or four fiscal quarters ending on March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002, as applicable, a ratio of Cash Flow for such period to Debt Service for such cumulative period of not less than 2.5 to 1; and

            (v) for each period of twelve months ending on the last day of each fiscal quarter beginning March 31, 2003, a ratio of Cash Flow for such period to Debt Service for such period of not less than 2.5 to 1.

      The forgoing financial covenants shall be determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

      (k) Restrictive Agreements. Neither the Borrower nor any Subsidiary shall enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (1) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (2) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock or equity interests, to make or repay loans or advances to the Borrower or any other Subsidiary, guarantee debt of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower, except in each case, customary restrictions contained in documents entered into in connection with Permitted Debt or with leases of property permitted pursuant to this Agreement.

      (l) Answer Group. The Borrower shall not permit Answer Group to own any material assets or transact business, and will cause such Subsidiary to be dissolved as soon as is practicable after such dissolution is permitted by the terms of the purchase documents pursuant to which the Borrower acquired Answer Group.

8. Default. If an Event of Default has occurred and is continuing, any obligation of the Bank to make Advances shall terminate and the Bank, at its option, by written notice to the Borrower, may declare all Indebtedness to the Bank to be immediately due and payable.

9.    Miscellaneous.

      (a) Accounting Terms. Each accounting term used in this Agreement, not otherwise defined, will have the meaning given to it under GAAP as in effect on the date of this Agreement, applied on a consistent basis.

      (b) Notices. All notices, requests, demands or other communications provided for in this Agreement or any other Loan Document shall be in writing and shall be delivered by hand, sent prepaid by a recognized overnight delivery service or sent by the United States mail, certified, postage prepaid, return receipt requested, to the Bank or to the Borrower at their addresses set forth in this Agreement.

      (c) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Bank and the Borrower, and their respective successors and assigns, provided that the Borrower may not assign or transfer its rights under this Agreement.

      (d) Sole Agreement. This Agreement and the other Loan Documents represent the entire agreement between the Bank and the Borrower, and supersede all prior commitments and may be modified only by an agreement in writing. The other Loan Documents shall contain such terms as the Bank customarily requires for financings of the type described in this Agreement. If the terms of any other Loan Document conflict with the terms of this Agreement, then the terms of this Agreement shall be controlling.

      (e) Survival of Agreement. All terms contained in this Agreement shall survive the delivery of this Agreement and the other Loan Documents and the making of the Term Loan and Advances and shall remain in full force and effect until the Indebtedness is fully discharged.

      (f) Governing Law. This Agreement will be governed by the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.

      (g) Expenses. Whether or not the Term Loan or any Advances are made under this Agreement, the Borrower shall pay all reasonable out-of-pocket expenses (including reasonable attorneys' fees) incurred by the Bank in connection with the preparation of this Agreement and the other Loan Documents and the transactions contemplated by this Agreement.

      (h) Counterparts. This Agreement may be executed in counterparts, and all such counterparts together shall constitute one and the same Agreement.

      The Borrower and the Guarantors may accept this Agreement by signing below and returning an executed copy to the Bank prior to February 15, 2002. Upon receipt by the Bank of such executed copy prior to such date, this Agreement will become a binding agreement between the Bank and the Borrower.

Sincerely yours,

SUNTRUST BANK

By: /s/ Mark E. Wright
   ------------------------
Mark E. Wright
Vice President

Address for Notices:
515 King Street
Alexandria, Virginia 22314

Accepted on this 6th day of February, 2002

BORROWER

DECIMA RESEARCH, DOING BUSINESS AS WIRTHLIN WORLDWIDE

By: /s/ Joel A. White
   ------------------------
Name:  Joel A. White
Title: Chief Financial Officer

GUARANTORS

WIRTHLIN WORLDWIDE HONG KONG, LLC

By: /s/ Joel A. White
   ------------------------
Name:  Joel A. White
Title: Subsidiary Officer

THE WIRTHLIN GROUP INTERNATIONAL, L.L.C.

By: /s/ Joel A. White
   ------------------------
Name:  Joel A. White
Title: Subsidiary Officer

AUSTRALASIAN RESEARCH STRATEGIES, LLC

By: /s/ Joel A. White
   ------------------------
Name:  Joel A. White
Title: Subsidiary Officer

                             SCHEDULE OF DEFINITIONS

      The following terms shall have the meanings set forth below when such terms are used in the Loan Documents:

      "Advance" means any advance of funds under the Guidance Line.

      "Affiliate" means each shareholder, director and officer of the Borrower and any other Person in which the Borrower or any such shareholder, director or officer has an ownership interest of 20% or more of the outstanding voting interest therein, whether direct or indirect, and any joint venture to which the Borrower is a party.

      Bonded Receivables" means any account receivable arising out of a contract under which the performance of the Borrower is guaranteed by a surety bond.

      "Borrowing Base" means, at the time in question 80% of Eligible
Receivables.

      "Borrowing Base Certificate" means a certificate of the Borrower containing a computation of the Borrowing Base and certifying that no Default has occurred and is continuing, in form and substance reasonably satisfactory to the Bank.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the Commonwealth of Virginia, and, with respect to the determination of LIBOR, on which banks are open for business in the London interbank market.

      "Cash Flow" means, for any period, (a) consolidated Net Income of the Borrower and its Subsidiaries for such period, plus, (b) to the extent deducted to determine such consolidated Net Income, the sum of (1) depreciation expense,
(2) interest expense, (3) amortization expense, and (4) tax expense, less (c) to the extent added to determine such consolidated Net Income, extraordinary or unusual gains or other gains not incurred in the ordinary course of business, in each case determined in accordance with GAAP.

      "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (with the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof and other than Richard B. Wirthlin, the family members of Richard B. Wirthlin, or trusts for the benefit of Richard B. Wirthlin or any of his family members), of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by individuals who are not (i) on the board of directors as of the date hereof; (ii) nominated by the board of directors of the Borrower or (iii) appointed by directors so nominated.

      "Collateral" means any real or personal property securing any Indebtedness at any time.

      "Contras" means any account receivable of the Borrower that is due from a Customer to whom the Borrower is indebted.

      "Covenant Compliance Certificate" means a certificate setting forth calculations and otherwise reflecting compliance by the Borrower with the covenants in the Loan Documents, in form and substance reasonably acceptable to the bank.

      "Cross-Aged Receivables" means all accounts receivable of the Borrower due from a Customer if more than 50% of the aggregate amount of all accounts receivable due from such Customer are aged more than 90 days.

      "Customer" means any Person obligated on an account receivable of the Borrower.

      "Debt Service" means, for any period, consolidated interest expense of the Borrower and its Subsidiaries for such period, including interest expense under capital leases and synthetic leases, plus principal repayments of long term debt of the Borrower and its Subsidiaries scheduled to be repaid during such period, including principal payments under capital leases and synthetic leases and payments scheduled to be repaid under Employee Equity Agreements during such period.

      "Default" means any Event of Default or any event that with the giving of notice, or lapse of time, or both, would constitute an Event of Default.

      "Eligible Receivables" means such accounts receivable of the Borrower that are and at all times continue to be acceptable to the Bank in all respects. Criteria for eligibility shall be fixed and revised by the Bank from time to time in its sole discretion. In general, an account receivable shall not be an Eligible Receivable unless (a) it represents a valid obligation of the Customer to pay for goods sold or services rendered, (b) it has been appropriately billed in accordance with the terms of the applicable contract with the Customer and no more than 90 days have elapsed from the initial invoice date, (c) the goods or services have been finally accepted by the Customer, (d) the Borrower has no knowledge or notice of any inability of the Customer to make full payment, (e) it is subject to no Liens other than those permitted in the Agreement, (f) all payments, setoffs, bad debt reserves, discounts, allowances and credits have been deducted, (g) it conforms to the representations and warranties contained in the Security Agreement of the Borrower, (h) the Customer is not an Affiliate, a foreign Person (except for such foreign Persons approved by the Bank in writing) or a creditor of the Borrower (provided that upon the written request of the Borrower, the Bank may permit the Borrower to exclude the receivables of such creditor only to the extent of the amount owed to such creditor by the Borrower if the Bank determines that the prospects of payment of the receivables of such creditor will not be materially impaired), and (i) the Bank is satisfied with the credit standing of the Customer. Eligible Receivables shall not include Bonded Receivables, Cross-Aged Receivables, Contras (subject to the terms of clause (h) above), cost overruns, costs incurred in excess of approved or allowed billing rates, rebillings, retainages, work performed under contracts with a governmental entity for which funds have not been appropriated and allocated or for which final contract award documents have not been executed and receivables for work that has not been fully earned by performance. No account receivable of any subsidiary shall be included in the Borrowing Base. At the option of the Bank, no Eligible Receivable shall be included in more than three month-end Borrowing Base calculations.

      "Equity Issuance" means any issuance or sale by a Person of its capital stock or other similar equity security, or any warrants, options or similar rights to acquire, or securities convertible into or exchangeable for, such capital stock or other similar equity security.

      "Existing Subs" means all of the Subsidiaries, other than Answer Group, described in Section 6(g) and BMR.

      "Event of Default" means the occurrence of any of the following: (1) the failure of the Borrower to pay any Indebtedness to the Bank when the same shall become due and payable, whether at maturity, or as a result of the Bank's demand for payment or otherwise, and such failure shall continue for a period of five days after written notice from the Bank to the Borrower specifying such failure (which may be a computer-generated late payment notice), (2) the failure of the Borrower to perform or observe any financial covenant or agreement contained in Section 7(j) of this Agreement; (3) the failure of the Borrower or any of its Subsidiaries to perform or observe any other term, condition, covenant, warranty, agreement or other provision contained in this Agreement or in any other Loan Document (except any such failure resulting in the occurrence of another Event of Default described in this Section), within 20 days after written notice from the Bank to the Borrower specifying such failure; (4) if any representation or warranty made, or deemed made, under the terms of this Agreement or any other Loan Document by the Borrower or any Guarantor or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement or any other Loan Document or in connection with any borrowing under this Agreement was materially untrue or is breached in any material respect; (5) as a result of default, any other obligation of the Borrower or any of its Subsidiaries for the payment of any debt in excess of $200,000 becomes or is declared to be due and payable prior to the expressed maturity thereof, unless and to the extent that the declaration is being contested in good faith in a court of appropriate jurisdiction; (6) the occurrence of a Change in Control;
(7) if the Borrower or a Guarantor makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of the Borrower or a Guarantor or any substantial part of its, his or her property, or commences any proceeding relating to the Borrower or a Guarantor under any reorganization, arrangement, readjustments of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (8) if, within 60 days after the filing of a bankruptcy petition or the commencement of any proceeding against the Borrower or a Guarantor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if, within 60 days after the appointment, without the consent or acquiescence of the Borrower or a Guarantor, of any trustee, receiver or liquidator of the Borrower or a Guarantor or of all or any substantial part of the properties of the Borrower or a Guarantor, the appointment shall not have been vacated; (9) any judgment against the Borrower or a Guarantor in excess of $200,000 or any attachment in excess of $200,000 against any property of the Borrower or a Guarantor remains unpaid, undischarged, unbonded or undismissed for a period of 30 days; (10) the dissolution, liquidation or termination of existence of the Borrower; (11) if the Borrower fails to give the Bank any notice required by this Agreement or any other Loan Document within ten days after the occurrence of the event giving rise to the obligation to give such notice, provided that such failure to give notice shall not constitute an Event of Default if the applicable Event of Default or breach is cured within any grace period that otherwise would have been applicable had the notice been timely given; (12) any Security Agreement shall for any reason cease to create a valid and perfected first priority security interest in any of the Collateral purported to be covered thereby or if any Loan Document ceases to be in full force and effect; (13) the purported termination of any Loan Document at any time; (14) if there has been a material adverse change in the financial condition or prospects of the Borrower or any Guarantor, or in the value of any Collateral, and the prospects of payment of the Indebtedness are materially impaired thereby, and such material adverse change is not remedied within 30 days after written notice from the Bank to the

Borrower; or (15) the occurrence of a default or event of default under any Loan Document after the expiration of all applicable grace periods.

      "Funded Debt" means the sum of the (a) the consolidated indebtedness of the Borrower and its Subsidiaries for (1) borrowed money, repurchase agreements and deferred purchase price obligations (other than trade payables), (2) capital lease obligations, (3) guaranties of Funded Debt, (4) Funded Debt of joint ventures in which a Borrower or a Subsidiary has an interest and for which the Borrower or a Subsidiary is liable, (5) contingent or matured reimbursement obligations for letters of credit issued for the account of a Borrower, in each case determined in accordance with GAAP, and (6) stock and other equity interests that are redeemable at the option of the holder thereof (other than unexercised rights of existing and future employees), plus (b) the aggregate implied principal amount of synthetic lease obligations of the Borrower and its Subsidiaries calculated in accordance with applicable federal income tax laws and regulations.

      "GAAP" means generally accepted accounting principles consistently applied.

      "Guarantor" means any Person that guarantees all or any portion of the Indebtedness at any time.

      "Guaranty" means, individually and collectively, each guaranty, on the Bank's standard form, executed by a Guarantor, together with any amendments to such guaranty form.

      "Indebtedness" means all indebtedness, liabilities and obligations of the Borrower to the Bank, whether now existing or arising in the future, direct or indirect, fixed or contingent, whether related or unrelated to the Term Loan or Guidance Line, and whether of a similar or different class, including, without limitation, overdrafts, guaranties and obligations to reimburse the Bank for amounts paid by it under letters of credit issued by the Bank for the account of the Borrower.

      "Investment Cap" means the lesser of(a) $16,250,000, or (b)the sum of(l) aggregate amount of debt and equity investments in the Existing Subsidiaries, other than BMR, as of December 31, 2001, plus (2) the aggregate amount of debt and equity investments made in The Wirthlin Group International L.L.C., Wirthlin-Europe Limited and/or BMR in connection with the Acquisition, plus (3) $1,000,000.

      "LIBOR" means for each calendar month, the rate at which dollar deposits with a one-month maturity are offered to leading banks in the London interbank market at 11:00 a.m. (London time) on the first Business Day of such calendar month, based on the British Bankers Association quotations published by an On-Line Information Service, selected by the Bank, plus adjustments (expressed as a percentage) for reserve requirements, deposit insurance premium assessments and other regulatory costs, all of the foregoing as determined by the Bank's Funds Management Division in accordance with its customary practices.

      "Lien" means any mortgage, deed of trust, assignment, pledge, lien, security interest, charge or encumbrance of any kind or nature, including the interest of a lessor under a capitalized lease.

      "Line Note" means a promissory note, on the Bank's standard form, in the principal amount of the Guidance Line, made by the Borrower, and evidencing the obligation of the Borrower to repay the Advances, together with accrued interest, and any amendments to or replacements of such promissory note.

      "Loan Documents" means the Agreement, the Term Note, the Line Note, each Security Agreement, each Guaranty, and any other document that evidences, secures, governs or otherwise relates to any of the Indebtedness, including, without limitation, any letter of credit application and agreement, negative pledge agreement, deed of trust, mortgage, security agreement, pledge agreement or assignment.

      "Loans" means the Term Loan and Guidance Line.

      "Minimum Compliance Level" means $4,750,000 as of the date of this Agreement, and adjusted upward, effective as of March 31, 2002, and as of the end of each fiscal quarter thereafter, by an amount equal to the sum of (a) 45% of the consolidated Net Income of the Borrower and its Subsidiaries for the period beginning on the first day of the current fiscal year and ending on the last day of such fiscal quarter, with each of the foregoing increases being fully cumulative, and with no reduction being made on account of any negative consolidated Net Income of the Borrower and its Subsidiaries for any such period, plus (b) the aggregate amount of all cash and other consideration received by the Borrower or any Subsidiary in respect of any Equity Issuance during such fiscal quarter.

      "Minority Interest" means the amount attributable to the shares of Wirthlin-Europe Limited issued to the sellers of BMR and included on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

      "Net Income" means, for any Person for any period, the consolidated gross revenues of such Person and its Subsidiaries for such period less all consolidated operating and non-operating expenses (including taxes) of such Person and its Subsidiaries for such period, all as determined in accordance with GAAP.

      "On-Line Information Service" means a text line or other on-line information service provided to the Bank by any of Reuters Information Services, Inc., Knight-Ridder Financial/Americas, Dow Jones Telerate, Inc. or Bloomberg Financial Markets News Services, or any comparable reporting service selected by the Bank.

      "Permitted Debt" means (a) the Indebtedness, (b) purchase money financing and capitalized lease obligations for fixed assets and equipment not exceeding $500,000 in the aggregate outstanding at any time, (c) indebtedness of a Subsidiary to the Borrower or another Subsidiary, provided that such amount does not exceed the amount specified as a Permitted Investment, (d) the loan notes and redeemable stock issued in connection with the Acquisition, including the obligations described on the Debt Schedule attached to this Agreement, (e) ordinary and customary trade accounts payable, (f) currently outstanding debt of the Borrower and its Subsidiaries, set forth on the Debt Schedule attached to this Agreement, and (g) debt of the Borrower or any of its Subsidiaries to current and former employees issued in connection with a purchase of equity interests from such employees and former employees in accordance with the Employee Equity Agreements.

      "Permitted Investments" means (a) travel advances made to employees in the ordinary course of business, (b) loans to employees, officers or directors of the Borrower and its Subsidiaries not exceeding $50,000 in the aggregate at any time outstanding, (c) debt and equity investments made by the Borrower and its Subsidiaries in Existing Subsidiaries from time to time in an aggregate amount outstanding at any time not in excess of the Investment Cap, (e) investments in cash and cash equivalents, and (f) notes receivable due to the Borrower from its shareholders on the date hereof and described on the Schedule of Shareholder Notes attached to this Agreement.

      "Permitted Liens" means (a) Liens securing the Indebtedness, (b) Liens securing any purchase money financing or capitalized lease obligations described in the definition of Permitted Debt, (c) Liens imposed by law for taxes not yet due; (d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (e) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; (f) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (g) judgment and attachment liens not giving rise to an Event of Default; and (h) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole; provided, that the term "Permitted Lien" shall not include any Lien securing debt other than as described in clauses (a) and (b) hereof.

      "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, governmental subdivision or agency or any other entity of any nature,

      "Security Agreement" means a security agreement from each of the Borrower and the Guarantors on the Bank's standard form, creating a first priority security interest in the Collateral.

      "Subsidiary" as to any Person, means a corporation, partnership, limited partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

      "Tangible Net Worth" means, at any time, the sum of the Minority Interest plus amounts that would be included under stockholders' equity on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, provided that, in any event, such amounts are to be net of amounts carried on the books of the Borrower for (1) any write-up in the book value of any assets of the Borrower resulting from a revaluation subsequent to the date of this Agreement, (2) treasury stock, (3) unamortized debt discount expense,
(4) any cost of investments in excess of net assets acquired at any time of acquisition by the Borrower, (5) loans, advances or other amounts owed to the Borrower by any officer, director, shareholder or employee of the Borrower or any Affiliate other than a consolidated Subsidiary ,(6) investments in any Affiliate, (7) unmarketable securities, and (8) patents, patent applications, copyrights, trademarks, trade names, goodwill, research and development costs, organizational expenses, capitalized software costs and other like intangibles.

      "Term Note" means a promissory note, on the Bank's standard form, in the principal amount of the Term Loan, made by the Borrower, and evidencing the obligation of the Borrower to repay the Term Loan, together with accrued interest, and any amendments to or replacements of such promissory note.

      "Total Liabilities" means, at any date, the aggregate amount of all consolidated liabilities of the Borrower and its Subsidiaries (including tax and other proper accruals) that are or should be shown on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.